UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 27, 2006

ALBANY MOLECULAR RESEARCH, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25323	14-1742717
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

21 Corporate Circle, P.O. Box 15098, Albany, NY		12212
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (518) 464-0279

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On January 27, 2006, Albany Molecular Research, Inc. (the “Company”), through a wholly-owned subsidiary, entered into a Stock Purchase Agreement (the “Agreement”) for the acquisition of ComGenex Kutato-Fejleszto Rt. (“ComGenex”), a privately held drug discovery service company located in Budapest, Hungary.

Under the terms of the Agreement, the Company will purchase all outstanding shares of ComGenex for $11 million in cash.  The purchase price may be adjusted based upon ComGenex’ audited financial statements for the year ended December 31, 2005 and its financial position as of the transaction closing date.  The terms of the Agreement also prevent solicitation of employees and competition in the chemistry services industry against the Company by the selling shareholders of ComGenex for a period of two years from the transaction closing date.

The parties to the Agreement anticipate consummating the acquisition by the end of the first quarter of 2006, subject to customary closing conditions.  There can be no assurance that all of the conditions to closing the acquisition will be satisfied.  Other than the Agreement and the related agreements, there are no material relationships between the Company on the one hand, and ComGenex on the other hand.

The foregoing description of the acquisition does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2006 unless earlier terminated or filed.

The Company issued a press release concerning its entry into the agreement to acquire ComGenex, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)   Exhibits

99.1         Press release dated January 30, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2006	ALBANY MOLECULAR RESEARCH, INC.

	By:	/s/ Mark T. Frost
Mark T. Frost
Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated January 30, 2006.